Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this amendment to the Registration Statement on Form F-1 of Planet Image International Limited of our report dated August 30, 2021, except for Notes 1, 2, and 13 as to which the date is November 2, 2021, and Note 18 as to which the date is March 16, 2022 with respect to the consolidated balance sheets of Planet Image International Limited as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 16, 2022